EXHIBIT 99.1

    SPECTRUM SCIENCES ANNOUNCES AGREEMENT TO ACQUIRE INLAND FABRICATORS, LLC

ACCRETIVE ACQUISITION WILL EFFECTIVELY DOUBLE MANUFACTURING DIVISION REVENUE AND
                     CONTRIBUTE SIGNIFICANT STRATEGIC ASSETS


     FORT WALTON BEACH, Fla.--(BUSINESS WIRE)--April 20, 2004-- Spectrum Sciences and Software Holdings Corp. (OTCBB:SPSC - News), highly focused on homeland security through the provision of full-service, quality solutions to complex and diverse government initiatives, announced today that it has executed a Letter of Intent to acquire Inland Fabricators, LLC, a Louisiana-based company engaged in large-scale pipe fabrication for government and private sector companies. The acquisition of Inland Fabricators, an approximate $5 million revenue company will provide Spectrum with revenues and pro-forma earnings. As well as significant government and private sector certifications, including ASME NQA-1-2000, a necessary precedent to nuclear construction. The two companies will also reap benefits of consolidation and a substantial number of strategic relationships. The acquisition is subject to customary due diligence conditions.

     William Ham, Spectrum president and chief executive officer, said "With our newly stated board objective of growth through strategic acquisitions, combined with our commitment to substantial organic growth, it should be crystal clear to the investment community that Spectrum is unwavering in its commitment to expansion." Ham continued, "The anticipated acquisition of Inland provides a broad array of benefits to Spectrum in addition to revenues and potential earnings. With Inland's current revenue run rate of approximately $5 million, Spectrum will essentially double its manufacturing revenue. The benefits and cost savings of the consolidation with Inland are numerous. The resulting corporations revenue-capacity will grow to $50 million, including Inlands 72,000 square foot $30 million revenue-capacity facility. The consolidated companies will have a highly qualified workforce of 210 employees."

     Roger Thomas, Inland chairman and managing member, stated, "The combined manufacturing operation, on a fully consolidated basis, creates a major industry force which will increase our industry presence and the ability to significantly accelerate our growth. We are extremely pleased to be joining the dynamic Spectrum family."

About  Inland

     Inland Fabricators LLC, provides high quality piping systems for the government, oil, gas energy, chemical and power markets. Located in Louisiana, Inland Fabricators' 72,000 square foot, $30 million production facility provides estimating, engineering, procurement and quality control operations to serve its clients with a management team having an aggregate of over 100 years of experience in the industry. Inland Fabricators is ASME NQA-1-2000 (Quality Assurance Requirement for Nuclear Facility Applications) compliant. This standard sets requirements and non-mandatory guidance for the establishment and execution of quality assurance programs for nuclear facility applications. This level of compliance, achieved by fewer than ten pipe fabricators in the country, is necessary to supply products associated with Nuclear Waste Repositories. Inland Fabricators was formed in December 2003 by Roger Thomas, an experienced manufacturing executive, through the acquisition of certain assets of PipeWorks Reserves, Inc., a subsidiary of PipeWorks, Inc., where Mr. Thomas had previously served as Chairman and Chief Administrative Officer.

About  Spectrum  Sciences  &  Software  Holdings  Corp.

     Spectrum Sciences & Software Holdings Corp. is highly focused on Homeland Security through the provision of full service, quality solutions to complex and


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diverse  government  initiatives. Spectrum is dedicated to providing innovative, dependable and cost-effective products and services to a broad range of government customers and is headquartered in Fort Walton Beach, Florida. Founded in 1982, the company currently has over 130 employees. Primary markets include engineering services, operation, maintenance, information technology and manufacturing. Spectrum provides and maintains Software Model Development and Safety Footprint Development to the United States Air Force, the United States Army, the United States Navy and many of our allied nations. Spectrum also operates and manages the largest air-to-ground bombing range in the United States, located in Gila Bend, Arizona. The Information Technology Division provides a full range of IT services including web site development and hosting, software development and GIS services. The company's manufacturing division is ISO 9001/2000-qualified and provides a broad array of services for both commercial and Department of Defense customers. The company has, or has had, contracts with the United States Air Force, including the Air Combat Command
(ACC), the Air Force Reserve Command (AFRC); the Air Force Special Operations Command (AFSOC); the Air National Guard (ANG); the Department of Navy, including United States Navy (USN); United States Marine Corps (USMC); the Royal Australian Air Force (RAAF); the Royal Air Force (RAF) and the German Air Force
(GAF). To find out more about Spectrum, visit our website at http://www.specsci.com.

Cautionary  Statement

     This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
--------------------------------------------------------------------------------

Contact:
     Spectrum Sciences and Software, Inc., Fort Walton Beach Steve Cook, 800-368-5278
     Steve.cook@specsci.com


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